EXHIBIT 99.1

Shentel Announces Completion of the Transformation of nTelos into the Sprint Affiliate Model

EDINBURG, Va., Oct. 02, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (NASDAQ:SHEN) is pleased to announce that on September 30th it completed the upgrade of the former nTelos network from 3G to 4G LTE, along with the migration of the former nTelos customers to the Sprint billing system.  This completes the transformation of the former nTelos wireless service area, acquired by Shentel in May 2016, to the Sprint Affiliate model in seventeen months, a full quarter ahead of schedule.

Shentel committed $240 million for the initial network upgrade and coverage expansion.  As of September 30, Shentel has upgraded 854 sites to 4G LTE, added 800 MHz coverage and capacity; decommissioned 99 overlapping sites; and added 2.5GHz capacity to 197 sites.   As planned, Shentel will have built 60% of the 220 additional coverage sites in West Virginia and southern Virginia by year end 2017, with the remaining 40% to be built in 2018. By the end of 2018, Shentel will have the largest 4G LTE wireless coverage area in its West Virginia and southern Virginia Affiliate area.

Shentel completed the migration of the nTelos prepaid customers to the Sprint billing system in December 2016.  The Company migrated postpaid customers in 2016 and 2017, completing the process on September 30th.  The Company is pleased to have migrated approximately 65% of the prepaid and 73% of the postpaid former nTelos customers to Sprint, while at the same time having rebuilt the entire acquired network.

On this milestone, President and CEO Chris French commented: “I am extremely proud of our employees’ accomplishments in transforming the former nTelos wireless network into the state-of-the-art 4G LTE network our Sprint customers can enjoy today.  They were able to complete the project on budget and ahead of schedule, allowing us to take full advantage of the fourth quarter selling season.  The Company has launched the biggest advertising campaign in its history touting the new and expanded network.”

The Company will provide additional details in its upcoming third quarter earnings call.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com